UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2004

Motorola, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zip code)

(847) 576-5000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Three-Year Extension of Supply Agreements with Nextel

On December 16, 2004, Motorola, Inc. (“Motorola”) announced that it had reached agreement with Nextel Communications, Inc. (“Nextel”) to extend its iDEN infrastructure and iDEN subscriber agreements for a period of 3 years through the end of 2007. The current subscriber handset and infrastructure supply agreements were set to expire on December 31, 2004. On December 16, 2004, Motorola issued a press release in connection with the extension of the subscriber handset and infrastructure supply agreements described above. A copy of the press release is attached hereto as Exhibit 99.1.

Implementation of Next Generation Dispatch Technology

On December 16, 2004, Motorola announced that it had entered into an agreement with Nextel for the implementation of Next Generation Dispatch (“NGD”), a new Internet Protocol-based Push-to-Talk call processing engine. On December 16, 2004, Motorola issued a press release in connection with the NGD implementation agreement described above. A copy of the press release is attached hereto as Exhibit 99.2.

Letter Agreement with Nextel Communications, Inc.

Motorola, together with its wholly-owned subsidiary Motorola SMR, Inc., a Delaware corporation (“Motorola SMR”), owns 29,660,000 shares of Class B Non-Voting Common Stock, par value $0.001 per share (“Nextel Class B Common”), of Nextel. On December 15, 2004, Nextel and Sprint Corporation (“Sprint”) issued a press release announcing that their boards of directors unanimously approved a definitive agreement for a merger of the two companies (the “Merger Agreement”). According to the announcement, each Nextel common share will be converted into new company (“Sprint/Nextel”) shares and a small per share amount of cash, with a total value equal to 1.3 shares of Sprint/Nextel common stock. The exact stock/cash allocation will be determined at the closing of the merger in order to facilitate the spin-off of the local telecommunications business of Sprint/Nextel on a tax-free basis (the “ILEC Separation”).

Pursuant to a letter agreement among Motorola, Motorola SMR and Nextel, dated December 14, 2004 (the “Letter Agreement”), Motorola and Motorola SMR agreed not to dispose of the shares of Nextel Class B Common Stock held by Motorola and Motorola SMR and any shares of non-voting common stock of Sprint/Nextel issued in exchange therefor pursuant to the Merger Agreement for a period of time up to two years. The restrictions imposed under the Letter Agreement terminate upon the earlier to occur of: (i) December 31, 2006, (ii) the second business day following the ILEC Separation, (iii) the termination of the Merger Agreement, and (iv) the second business day following the date of any event which eliminates the ability of Sprint/Nextel to consummate the ILEC Separation on a tax-free basis.

In exchange for the restrictions imposed under the Letter Agreement, Nextel agreed to pay Motorola a fee of $50,000,000 (the “Consent Fee”) on the third business day following the receipt of the necessary approvals by the stockholders of both Nextel and Sprint to the transactions contemplated by the Merger Agreement (the “Sprint/Nextel Stockholder Approval”). In the event Motorola elects to enter into certain specified hedging or monitizing transactions pursuant to the terms of the Letter Agreement, Nextel has agreed to pay Motorola the Consent Fee prior to receipt of the Sprint/Nextel Stockholder Approval so long as such transactions are entered into after January

1, 2005. If paid by Nextel, Motorola agreed to return the Consent Fee to Nextel upon the occurrence of certain events prior to the completion of the Sprint/Nextel merger.

A copy of the Letter Agreement is attached hereto as Exhibit 99.3 and is incorporated by reference herein. The foregoing is qualified in its entirety by reference to the Standstill Agreement.

Item 9.01 Financial Statements and Exhibits.

(c) The following are filed as Exhibits to this Report.

Exhibit 99.1	Press Release by Motorola, Inc. dated December 16, 2004 announcing the extension of the subscriber handset and infrastructure supply agreements with Nextel Communications, Inc.

Exhibit 99.2	Press Release by Motorola, Inc. dated December 16, 2004 announcing Next Generation Dispatch implementation agreement with Nextel Communications, Inc.

Exhibit 99.3	Letter Agreement dated December 14, 2004, among Nextel Communications, Inc., Motorola, Inc. and Motorola SMR, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.

Dated: December 20, 2004	By:	/s/ David W. Devonshire
David W. Devonshire
Executive Vice President and Chief Financial Officer